Item 7
 BlackRock (Netherlands) B.V.
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Ireland Limited
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Life Limited
 BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.